Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	January 27, 2012	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Re: Cree, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of common stock of the Company (the “Shares”), with a par value of $0.00125 per share, for issuance under the Company’s 2005 Employee Stock Purchase Plan, as amended (the “Plan”), and the associated rights to purchase Series A Preferred Stock (the “Rights”) issuable pursuant to the Rights Agreement, dated as of May 30, 2002, between the Company and American Stock Transfer & Trust Company, LLC, as amended October 16, 2006 (the “Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended, the minutes of the Board of Directors of the Company relating to the approval of the Plan and the authorization and the issuance of the Shares, the 2011 Proxy Statement regarding the proposal of the amendment of the Plan for shareholder approval, the minutes of the 2011 annual shareholders’ meeting evidencing approval of the amendment to the Plan, the Rights Agreement and the minutes of the Board of Directors of the Company evidencing approval of the Rights Agreement, and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Shares pursuant to the Plan.

Based upon the foregoing and the assumptions stated below, and in reliance thereon, it is our opinion that:

(1)  The Shares that are being registered pursuant to the Registration Statement have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid, and non-assessable.

(2)  When issued in accordance with the Rights Agreement, the Rights will constitute valid and binding obligations of the Company, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

 In rendering the opinion set forth in paragraph 2 above, we (i) express no opinion as to the determination that a court may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights or the Rights Agreement in the future based on the facts and circumstances existing at the time, (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in approving and adopting the Rights Agreement, and (iii) have addressed the Rights and the Rights Agreement in their entirety, and we have not addressed whether the invalidity of any particular provision of the Rights Agreements or the Rights issued thereunder would result in invalidating the Rights in their entirety.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom.  These opinions are limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.  The opinions expressed herein do not extend to compliance with federal and state securities laws relating to the sale of the Shares or the issuance of the Rights.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinions are as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.